PROSPECTUS Dated May 18, 2000                     Pricing Supplement No. 56 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-34392
Dated May 18, 2000                                      Dated January 19, 2001
                                                                Rule 424(b)(3)


                                  $25,000,000
                        Morgan Stanley Dean Witter & Co.
                          MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes


                 0.25% Exchangeable Notes due January 30, 2008
               Exchangeable for Shares of Class A Common Stock of
                                  Viacom Inc.

Beginning February 24, 2001, you will be able to exchange your notes for a number of shares of Viacom Inc. Class A common stock, subject to our right to call all of the notes on or after January 19, 2004.

o    The principal amount and issue price of each note is $1,000.

o We will pay interest at the rate of 0.25% per year on the $1,000 principal amount of each note. Interest will be paid semi-annually on each January 30 and July 30, beginning July 30, 2001.

o Beginning February 24, 2001, you will have the right to exchange each note for 13.38928 shares of Viacom Class A common stock. If you exchange, we will have the right to deliver either the actual shares or the cash value of such shares to you. You will not receive any accrued but unpaid interest.

o Beginning January 19, 2004, we have the right to call all of the notes and pay to you the call price of $1,000. However, if the market value of
     13.38928 shares of Viacom Class A common stock on the last trading day before we send our call notice is equal to or greater than $1,000, we will deliver to you 13.38928 shares of Viacom Class A common stock per note instead.

o If we decide to call the notes, we will give you notice at least 30 but not more than 60 days before the call date specified in the notice. If we notify you that we will be delivering shares of Viacom Class A common stock on the call date, rather than the cash call price, you will still be able to exercise your exchange right on any day prior to the fifth scheduled trading day prior to the call date.

o    If you hold the notes to maturity, we will pay $1,000 per note to you.

o Viacom Inc. is not involved in this offering of the notes in any way and will have no obligation of any kind with respect to the notes.

You should read the more detailed description of the notes in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of Notes."

The notes involve risks not associated with an investment in conventional debt securities. See "Risk Factors" beginning on PS-6.

                            ------------------------
                        PRICE 100% AND ACCRUED INTEREST
                            ------------------------

              Price to Public    Agent's Commissions    Proceeds to Company
              ---------------    -------------------    -------------------
Per Note.....      100%                 0.25%                 99.75%
Total........   $25,000,000            $62,500              $24,937,500


                           MORGAN STANLEY DEAN WITTER

                     (This page intentionally left blank)

                         SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the notes we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

                                       The Notes

Each note costs $1,000                 We, Morgan Stanley Dean Witter & Co., are offering our 0.25% Exchangeable
                                       Notes due January 30, 2008, which you may exchange for Viacom Inc. Class A common stock beginning on February 24, 2001. The principal amount and issue price of each note is $1,000. We refer to Viacom Inc. Class A common stock as
                                       Viacom Stock. If you hold the notes to maturity, which is January 30, 2008, we will pay $1,000 per note to you.

0.25% interest on the                  We will pay interest at the rate of 0.25% per year on the $1,000 principal amount
principal amount                       of each note. Interest will be paid semi-annually on each January 30 and July 30, beginning July 30, 2001.

                                       Your Exchange Right

The exchange ratio                     Beginning February 24, 2001, you may exchange each note for a number of
is 13.38928                            shares of Viacom Stock equal to the exchange ratio. The exchange ratio is
                                       13.38928 shares of Viacom Stock per note, subject to adjustment for certain corporate events relating to Viacom Inc., which we refer to as Viacom. When you exchange your notes, our affiliate Morgan Stanley & Co. Incorporated or its successors, which we refer to as MS & Co., acting as calculation agent, will determine the exact number of Viacom shares you will receive based on the principal amount of the notes you exchange and the exchange ratio as it may have been adjusted through the time of the exchange.

                                       To exchange a note on any day, you must instruct your broker or other person with whom you hold your notes to take the following steps through normal clearing system channels:

                                       o fill out an Official Notice of Exchange, which is attached as Annex A to this pricing supplement;

                                       o deliver your Official Notice of Exchange to us before 11:00 a.m. (New York
                                         City time) on that day; and

                                       o deliver your note certificate to The Chase Manhattan Bank, as trustee for our senior notes, on that day.

                                       If you give us your Official Notice of Exchange after 11:00 a.m. (New York City time) on any day or at any time on a day when the stock markets are closed, your notice will not become effective until the next day that the stock markets are open.

We can choose to pay                   We will pay to you, at our option, within 3 business days after you give us your
to you cash or Viacom Stock            Official Notice of Exchange, either:
if you elect to exchange your
notes                                  o shares of Viacom Stock, or

                                       o the cash value of such shares.


                                     PS-3


                                       We will not pay any accrued but unpaid interest if you elect to exchange your notes.

                                       Our right to call the notes may affect your ability to exchange your notes.

Our Call Right                         Beginning January 19, 2004, we have the right to call all of the notes. If we call the notes, we will do the following:

                                       o send a notice announcing that we have decided to call the notes;

                                       o specify in the notice a call date when you will receive payment in exchange for delivering your notes to the trustee; that call date will not be less than 30 or more than 60 days after the date of the notice; and

                                       o specify in the notice the number of shares of Viacom Stock or the cash call price that we will pay to you in exchange for each note, as explained in the next paragraph
 .
We may call the notes for              On the last trading day before the date of our call notice, the calculation agent
stock or cash, depending               will determine the value of the shares of Viacom Stock that a noteholder would
on the price of Viacom Stock           receive upon exchange of a note. That value is referred to as parity. If parity is less than the call price of $1,000, then we will pay the call price to you in cash.
                                       If we notify you that we will give you cash on the call date, you will no longer be able to exercise your exchange right.

                                       If, however, parity as so determined is equal to or greater than the call price, then we will deliver the shares of Viacom Stock instead. In that case, you will still have the right to exercise your exchange right on any day prior to the call date.

Viacom Stock is                        The last reported sales price of Viacom Stock on the New York Stock Exchange,
currently $58.0625 a share             Inc. on the date of this pricing supplement was $58.0625. You can review the publicly-reported prices of Viacom Stock for the last three years in the
                                       "Historical Information" section of this pricing supplement.

The Calculation Agent                  We have appointed our affiliate MS & Co. to act as calculation agent for The
                                       Chase Manhattan Bank, the trustee for our senior notes. As calculation agent,
                                       MS & Co. will determine the exchange ratio and calculate the amount of Viacom
                                       Stock or cash that you receive if you exercise your exchange right or if we call the notes. As calculation agent, MS & Co. will also adjust the exchange ratio for certain corporate events that could affect the price of the Viacom Stock and that we describe in the section called "Description of Notes--Antidilution
                                       Adjustments" in this pricing supplement.

No Affiliation with                    Viacom is not an affiliate of ours and is not involved with this offering in any
Viacom                                 way. The notes are obligations of Morgan Stanley Dean Witter & Co. and not of
                                       Viacom.

More Information                       The notes are senior notes issued as part of our Series C medium-term note
on the Notes                           program. You can find a general description of our Series C medium-term note program in the accompanying prospectus supplement dated May 18, 2000. We describe the basic features of this type of note in the sections called "Description of Notes--Fixed Rate Notes" and "--Exchangeable Notes."


                                     PS-4


                                       Because this is a summary, it does not contain all of the information that may be important to you, including the specific requirements for the exercise of your exchange right and of our call right. You should read the
                                       "Description of Notes" section in this pricing supplement for a detailed description of the terms of the notes. You should also read about some of the risks involved in investing in the notes in the section called "Risk
                                       Factors."  We urge you to consult with your investment, legal, accounting and other advisors with regards to any investment in the notes.

How to reach us                        You may contact us at our principal executive offices at 1585 Broadway, New
                                       York, New York 10036 (telephone number (212) 761-4000).

                                 RISK FACTORS

     The notes are not secured debt and are riskier than ordinary debt securities. This section describes the most significant risks relating to the notes. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

Yield to Maturity Less Than             These notes pay interest at the rate of 0.25% of the principal amount per year.
Interest on Ordinary Notes              This interest rate is lower than the interest rate that we would pay on non-
                                        exchangeable senior notes maturing at the same time as the notes. If you exchange your notes or if we call the notes, you will not receive any accrued but unpaid interest.

Notes May Not Be                        There may be little or no secondary market for the notes. Even if there is a
Actively Traded                         secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. MS & Co. currently intends to act as a market maker for the notes, but it is not required to do so.

Market Price of Notes                   Several factors, many of which are beyond our control, will influence the value
Influenced by Many                      of the notes, including:
Unpredictable Factors
                                        o the market price of Viacom Stock

                                        o the volatility (frequency and magnitude of changes in price) of Viacom
                                          Stock

                                        o the dividend rate on Viacom Stock

                                        o economic, financial, political, regulatory or judicial events that affect stock markets generally and which may affect the market price of Viacom Stock

                                        o interest and yield rates in the market

                                        o the time remaining until (1) you can exchange your notes for Viacom Stock,
                                          (2) we can call the notes and (3) the notes mature

                                        o our creditworthiness

                                        These factors will influence the price that you will receive if you sell your notes prior to maturity. For example, you may have to sell your notes at a substantial discount from the issue price if the market price of Viacom Stock is at, below or not sufficiently above the price of Viacom Stock at pricing.

                                        You cannot predict the future performance of Viacom Stock based on its historical performance.


                                     PS-6


No Affiliation with                     We are not affiliated with Viacom. Although we do not have any non-public
Viacom                                  information about Viacom as of the date of this pricing supplement,  we or our subsidiaries may presently or from time to time engage in business with Viacom, including extending loans to, or making equity investments in, Viacom or providing advisory services to Viacom, including merger and acquisition advisory services. Moreover, we have no ability to control or predict the actions of Viacom, including any corporate actions of the type that would require the calculation agent to adjust the exchange ratio. Viacom is not involved in the offering of the notes in any way and has no obligation to consider your interest as an owner of these notes in taking any corporate actions that might affect the value of your notes. None of the money you pay for the notes will go to Viacom.

You Have No                             As an owner of notes, you will not have voting rights or the right to receive
Shareholder Rights                      dividends or other distributions or any other rights with respect to Viacom Stock.

Limited Antidilution                    MS & Co., as calculation agent, will adjust the exchange ratio for certain events
Adjustments                             affecting Viacom Stock, such as stock splits and stock dividends, and certain other corporate actions involving Viacom, such as mergers. However, the calculation agent is not required to make an adjustment for every corporate event that can affect Viacom Stock. For example, the calculation agent is not required to make any adjustments if Viacom or anyone else makes a partial tender offer or a partial exchange offer for Viacom Stock. If an event occurs that does not require the calculation agent to adjust the exchange rate, the market price of the notes may be materially and adversely affected. In addition, the calculation agent may, but is not required to, make adjustments for corporate events that can affect Viacom Stock other than those contemplated in this pricing supplement.
                                        Such adjustments will be made to reflect the consequences of events but not with the aim of changing relative investment risk. The determination by the calculation agent to adjust, or not to adjust, the exchange ratio may materially and adversely affect the market price of the notes.

Adverse Economic Interests              As calculation agent, MS & Co. will calculate how many shares of Viacom Stock
of the Calculation Agent and            or equivalent cash amount you will receive in exchange for your notes and what
Its Affiliates May Influence            adjustments should be made to the exchange ratio to reflect certain corporate and
Determinations                          other events. MS & Co. and other affiliates may carry out hedging activities related to the notes or to other instruments, including trading in Viacom Stock as well as in other instruments related to Viacom Stock. MS & Co. and some of our subsidiaries also trade Viacom Stock on a regular basis as part of their general broker-dealer businesses. We or our subsidiaries may issue other securities linked to Viacom Stock. Any of these activities and MS & Co.'s affiliation with us could influence MS & Co.'s determinations as calculation agent, including with respect to adjustments to the exchange ratio, and, accordingly, the amount of stock or cash that you receive when you exchange the notes or when we call the notes. In addition, such trading activity could potentially affect the price of Viacom Stock and, thereby, the value of the
                                        Viacom Stock or cash you will receive upon exchange or redemption.


                                     PS-7


Tax Treatment                           You should also consider the tax consequences of investing in the notes. If you are a U.S. taxable investor, you will be subject to annual income tax based on the comparable yield of the notes, which will be higher than the
                                        0.25% interest rate you will receive on the notes. In addition, any gain recognized by U.S. taxable investors on the sale, exchange or retirement of the notes will be treated as ordinary income. Please read carefully the section "Description of Notes--United States Federal Taxation" in this pricing supplement.

                             DESCRIPTION OF NOTES

     Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "Note" refers to each $1,000 principal amount of our 0.25% Exchangeable Notes due January 30, 2008 (Exchangeable for Shares of Viacom Stock). In this pricing supplement, the terms "MSDW," "we," "us" and "our" refer to Morgan Stanley Dean Witter & Co.

Principal Amount..............   $25,000,000

Maturity Date.................   January 30, 2008

Specified Currency............   U.S. Dollars

Issue Price...................   100%

Interest Rate.................   0.25% per annum

Interest Payment Dates........   January 30 and July 30, beginning July 30,
                                 2001

Original Issue Date
(Settlement Date).............   January 24, 2001

CUSIP.........................   617446GF0

Minimum Denominations.........   $1,000

Initial Viacom Stock Price....   $58.4631  the price of Viacom Stock at the
                                 time we priced the Notes.

Exchange Right................   On any Exchange Date, you will be entitled
                                 upon (i) your completion and delivery to us and the Calculation Agent of an Official
                                 Notice of Exchange (in the form of Annex A attached hereto) prior to 11:00 a.m. New York
                                 City time on such date and (ii) delivery on such date of your Notes to the Trustee, to exchange each Note for Viacom Stock at the Exchange Ratio. You will not, however, be entitled to exchange your Notes if we have previously called the Notes for the cash Call
                                 Price as described under "--MSDW Call Right" below.

                                 Upon any such exchange, we may, at our sole option, either deliver such shares of Viacom Stock or pay an amount in cash equal to the Exchange Ratio times the Market Price of Viacom Stock on the Exchange Date, as determined by the Calculation Agent, in lieu of such Viacom Stock. See "--Market Price."

                                 Such delivery or payment will be made 3
                                 business days after any Exchange Date,
                                 subject to delivery of such Notes to the Trustee on the Exchange Date.

                                 Upon any exercise of the Exchange Right, you will not be entitled to receive any cash payment representing any accrued but unpaid interest. If you exchange your Notes after a record date for the payment of interest and prior to the next succeeding Interest Payment Date, the Notes that you exchange must be accompanied by funds equal to the interest payable on the succeeding Interest Payment Date on the principal amount you exchange.

                                 We will, or will cause the Calculation Agent to, deliver such shares of Viacom Stock or cash to the Trustee for delivery to you.

No Fractional Shares .........   If upon any exchange of the Notes we deliver
                                 shares of Viacom Stock, we will pay cash in lieu of delivering fractional shares of Viacom Stock in an amount equal to the corresponding fractional Market Price of
                                 Viacom Stock as determined by the Calculation
                                 Agent on such Exchange Date.

Exchange Ratio ...............   13.38928 subject to adjustment for certain
                                 corporate events relating to Viacom. See
                                 "--Antidilution Adjustments" below.

Exchange Date.................   Any Trading Day that falls during the period
                                 beginning February 24, 2001 and ending on the day prior to the earliest of (i) the last scheduled Trading Day prior to the Maturity
                                 Date, (ii) the fifth scheduled Trading Day prior to the Call Date and (iii) in the event of a call for the cash Call Price as described under "--MSDW Call Right" below, the last scheduled Trading Day prior to the MSDW Notice Date.

MSDW Call Right ..............   On or after January 19, 2004, we may call the
                                 Notes, in whole but not in part, for
                                 mandatory exchange into Viacom Stock at the Exchange Ratio; provided that, if Parity on the Trading Day immediately preceding the MSDW Notice Date, as determined by the Calculation Agent, is less than the Call
                                 Price, we will pay the Call Price in cash on the Call Date. If we call the Notes for mandatory exchange, then, unless you subsequently exercise the Exchange Right (the exercise of which will not be available to you following a call for cash in an amount equal to the Call Price), the Viacom Stock or (in the event of a call for cash, as described above) cash to be delivered to you will be delivered on the Call Date fixed by us and set forth in our notice of mandatory exchange, upon delivery of your Notes to the Trustee. We will, or will cause the Calculation Agent to, deliver such shares of Viacom Stock or cash to the Trustee for delivery to you. You will not receive any accrued but unpaid interest on the Notes.

                                 On or after the MSDW Notice Date (other than with respect to a call of the Notes for the cash Call Price by MSDW) you will continue to be entitled to exercise the Exchange Right and receive any amounts described under "--Exchange Right" above.

MSDW Notice Date..............   The scheduled Trading Day on which we issue
                                 our notice of mandatory exchange, which must be at least 30 but no more than 60 days prior to the Call Date.

Call Date.....................   The scheduled Trading Day on or after January
                                 19, 2004 specified by us in our notice of mandatory exchange on which we will deliver
                                 Viacom Stock or cash to holders of the Notes for mandatory exchange.

Parity........................   With respect to any Trading Day, an amount
                                 equal to the Exchange Ratio times the Market
                                 Price (as defined below) of Viacom Stock on such Trading Day.

Call Price....................   $1,000 per Note.

Market Price..................   If Viacom Stock (or any other security for
                                 which a Market Price must be determined) is listed on a national securities exchange, is a security of the Nasdaq National Market or is included in the OTC Bulletin Board Service
                                 ("OTC Bulletin Board") operated by the
                                 National Association of Securities Dealers,
                                 Inc. (the "NASD"), the Market Price for one share of Viacom Stock (or one unit of any such other security) on any Trading Day means (i) the last reported sale price, regular way, on such day on the principal United States securities exchange registered under the
                                 Securities Exchange Act of 1934, as modified
                                 (the "Exchange Act"), on which Viacom Stock
                                 (or any such other security) is listed or admitted to trading or (ii) if not listed or admitted to trading on any such securities exchange or if such last reported sale price is not obtainable (even if Viacom Stock (or other such security) is listed or admitted to trading on such securities exchanges), the last reported sale price on the over-the-counter market as reported on the Nasdaq
                                 National Market or OTC Bulletin Board on such day. If the last reported sale price is not available pursuant to clause (i) or (ii) of the preceding sentence because of a Market
                                 Disruption Event or otherwise, the Market
                                 Price for any Trading Day shall be the mean, as determined by the Calculation Agent, of the bid prices for Viacom Stock (or any such other security) obtained from as many dealers in such security (which may include MS & Co. or any of our other subsidiaries or affiliates), but not exceeding three, as will make such bid prices available to the Calculation Agent. A
                                 "security of the Nasdaq National Market" shall include a security included in any successor to such system and the term "OTC Bulletin
                                 Board Service" shall include any successor service thereto.

Trading Day...................   A day, as determined by the Calculation
                                 Agent, on which trading is generally
                                 conducted on the New York Stock Exchange, Inc.
                                 ("NYSE"), the American Stock Exchange, Inc., the Nasdaq National Market, the Chicago
                                 Mercantile Exchange and the Chicago Board of
                                 Options Exchange and in the over-the-counter market for equity securities in the United
                                 States and on which a Market Disruption Event has not occurred.

Book Entry Note or
Certificated Note.............   Book Entry, DTC

Senior Note or Subordinated
Note..........................   Senior

Trustee.......................   The Chase Manhattan Bank

Agent for this Underwritten
Offering of Notes.............   MS & Co.

Calculation Agent.............   MS & Co.

                                 All determinations made by the Calculation
                                 Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

                                 Because the Calculation Agent is our
                                 affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an owner of the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in making adjustments to the Exchange Ratio or other anti-dilution adjustments or determining the Market Price or whether a Market Disruption Event has occurred. See "Antidilution Adjustments" and "Market Disruption Event" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Antidilution Adjustments......   The Exchange Ratio will be adjusted as
                                 follows:

                                 1. If Viacom Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Exchange Ratio will be adjusted to equal the product of the prior Exchange Ratio and the number of shares issued in such stock split or reverse stock split with respect to one share of Viacom Stock.

                                 2. If Viacom Stock is subject (i) to a stock dividend (issuance of additional shares of Viacom Stock) that is given ratably to all holders of shares of Viacom Stock or (ii) to a distribution of Viacom Stock as a result of the triggering of any provision of the corporate charter of Viacom, then once the dividend has become effective and Viacom Stock is trading ex-dividend, the Exchange Ratio will be adjusted so that the new Exchange Ratio shall equal the prior Exchange Ratio plus the product of (i) the number of shares issued with respect to one share of Viacom Stock and (ii) the prior Exchange Ratio.

                                 3. There will be no adjustments to the
                                 Exchange Ratio to reflect cash dividends or other distributions paid with respect to Viacom Stock other than distributions described in paragraph 6 below and Extraordinary Dividends as described below. A cash dividend or other distribution with respect to Viacom Stock will be deemed to be an "Extraordinary Dividend" if such dividend or other distribution exceeds the immediately preceding non-Extraordinary Dividend for Viacom Stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) by an amount equal to at least 10% of the Market Price of Viacom Stock on the Trading Day preceding the ex-dividend date for the payment of such Extraordinary Dividend (the "ex-dividend date"). If an Extraordinary Dividend occurs with respect to Viacom Stock, the Exchange Ratio with respect to Viacom Stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Exchange Ratio will equal the product of (i) the then current Exchange Ratio and (ii) a fraction, the numerator of which is the Market Price on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the Market Price on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount. The "Extraordinary Dividend Amount" with respect to an Extraordinary Dividend for Viacom Stock will equal (i) in the case of cash dividends or other distributions that constitute quarterly dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary
                                 Dividend for Viacom Stock or (ii) in the case of cash dividends or other distributions that do not constitute quarterly dividends, the amount per share of such Extraordinary Dividend. To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination shall be conclusive. A distribution on the Viacom Stock described in paragraph 6 below that also constitutes an Extraordinary Dividend shall only cause an adjustment to the Exchange Ratio pursuant to paragraph 6.

                                 4. If Viacom is being liquidated or is
                                 subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, the Notes will continue to be exchangeable into Viacom Stock so long as a Market Price for Viacom Stock is available. If a Market Price is no longer available for Viacom Stock for whatever reason, including the liquidation of Viacom or the subjection of Viacom to a proceeding under any applicable bankruptcy, insolvency or other similar law, then the value of Viacom Stock will equal zero for so long as no Market Price is available.

                                 5. If there occurs any reclassification or change of Viacom Stock, including, without limitation, as a result of the issuance of tracking stock by Viacom, or if Viacom has been subject to a merger, combination or consolidation and is not the surviving entity, or if there occurs a sale or conveyance to another corporation of the property and assets of Viacom as an entirety or substantially as an entirety, in each case as a result of which the holders of Viacom Stock shall be entitled to receive stock, other securities or other property or assets (including, without limitation, cash or other classes of stock of Viacom) ("Exchange Property") with respect to or in exchange for such Viacom Stock, then the holders of the Notes then outstanding will be entitled thereafter to exchange such Notes into the kind and amount of Exchange Property that they would have owned or been entitled to receive upon such reclassification, change, merger, combination, consolidation, sale or conveyance had such holders exchanged such Notes at the then current Exchange Ratio for Viacom Stock immediately prior to any such corporate event, but without interest thereon. At such time, no adjustment will be made to the Exchange Ratio.

                                 6. If Viacom issues to all of its
                                 shareholders equity securities of an issuer other than Viacom (other than in a transaction described in paragraph 5 above), then the holders of the Notes then outstanding will be entitled to receive such new equity securities upon exchange of such Notes. The Exchange Ratio for such new equity securities will equal the product of the Exchange Ratio in effect for Viacom Stock at the time of the issuance of such new equity securities times the number of shares of the new equity securities issued with respect to one share of Viacom Stock.

                                 7. No adjustments to the Exchange Ratio will be required other than those specified above. The adjustments specified above do not cover all of the events that could affect the Market Price. However, we may, at our sole discretion, cause the Calculation Agent to make additional changes to the Exchange Ratio upon the occurrence of corporate or other similar events that affect or could potentially affect market prices of, or shareholders' rights in, the Viacom Stock (or other Exchange Property) but only to reflect such changes, and not with the aim of changing relative investment risk.

                                 No adjustments to the Exchange Ratio will be required unless such adjustment would require a change of at least 0.1% in the Exchange Ratio then in effect. The Exchange Ratio resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

                                 The Calculation Agent shall be solely
                                 responsible for the determination and
                                 calculation of any adjustments to the Exchange Ratio and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraph 5 or 6 above, and its determinations and calculations with respect thereto shall be conclusive.

                                 The Calculation Agent will provide
                                 information as to any adjustments to the Exchange Ratio upon written request by any holder of the Notes.

Market Disruption Event.......   "Market Disruption Event" means, with respect
                                 to Viacom Stock, the occurrence or existence of any of the following events as determined by the Calculation Agent:

                                    (i) a suspension, absence or material
                                    limitation of trading of Viacom Stock on the primary market for Viacom Stock for more than two hours of trading or during the one-half hour period preceding the close of trading in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for Viacom Stock as a result of which the reported trading prices for Viacom Stock during the last one-half hour preceding the closing of trading in such market are materially inaccurate; or the suspension, absence or material limitation on the primary market for trading in options contracts related to Viacom Stock, if available, during the one-half hour period preceding the close of trading in the applicable market; and

                                    (ii) a determination by the Calculation
                                    Agent in its sole discretion that any
                                    event described in clause (i) above
                                    materially interfered with the ability of MSDW or any of its affiliates to unwind all or a material portion of the hedge with respect to the Notes.

                                 For purposes of determining whether a Market
                                 Disruption Event has occurred: (1) a
                                 limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, (2) a decision to permanently discontinue trading in the relevant option contract will not constitute a Market Disruption

                                 Event, (3) limitations pursuant to NYSE Rule
                                 80A (or any applicable rule or regulation enacted or promulgated by the NYSE, any other self-regulatory organization or the Securities and Exchange Commission of similar scope as determined by the Calculation Agent) on trading during significant market fluctuations shall constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in an options contract on Viacom Stock by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to Viacom Stock and (5) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to Viacom Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Alternate Exchange
Calculation in case of
an Event of Default...........   In case an Event of Default with respect to
                                 the Notes shall have occurred and be
                                 continuing, the amount declared due and
                                 payable per Note upon any acceleration of any Note shall be determined by MS & Co., as Calculation Agent, and shall be equal to the principal amount of a Note plus any accrued and unpaid interest at the Interest Rate to but not including the date of acceleration;
                                 provided that if (x) the owner of a Note has submitted an Official Notice of Exchange to us in accordance with the Exchange Right or
                                 (y) we have called the Notes, other than a call for the cash Call Price, in accordance with the MSDW Call Right, the amount declared due and payable upon any such acceleration shall be an amount in cash for each $1,000 principal amount of a Note equal to the Exchange Ratio times the Market Price, determined by the Calculation Agent as of the Exchange Date or as of the date of acceleration, respectively, and shall not include any accrued and unpaid interest thereon; provided further that if the Issuer has called the Notes for cash in an amount equal to the Call Price, in accordance with the MSDW Call Right, the amount declared due and payable upon any such acceleration shall be an amount in cash for each $1,000 principal amount of a Note equal to the applicable Call Price. See "--Call Price" above.

Viacom Stock;
Public Information............   Viacom is a diversified entertainment company
                                 with operations in networks, entertainment, video, parks, publishing and online. Viacom
                                 Stock is registered under the Exchange Act.
                                 Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the "Commission").
                                 Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street,
                                 N.W., Washington, D.C. 20549 or at its
                                 Regional Offices located at Suite 1400,
                                 Citicorp Center, 500 West Madison Street,
                                 Chicago, Illinois 60661 and at Seven World
                                 Trade Center, 13th Floor, New York, New York
                                 10048, and copies of such material can be obtained from the Public

                                 Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission. The address of the Commission's website is http://www.sec.gov. Information provided to or filed with the Commission by Viacom pursuant to the Exchange Act can be located by reference to Commission file number 1-9553. In addition, information regarding Viacom may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

                                 This pricing supplement relates only to the Notes offered hereby and does not relate to Viacom Stock or other securities of Viacom. We have derived all disclosures contained in this pricing supplement regarding Viacom from the publicly available documents described in the preceding paragraph. Neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Viacom in connection with the offering of the Notes. Neither we nor the Agent makes any representation that such publicly available documents are or any other publicly available information regarding Viacom is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of Viacom Stock (and therefore the Exchange Ratio) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Viacom could affect the value received on any Exchange Date or Call Date with respect to the Notes and therefore the trading prices of the Notes.

                                 Neither we nor any of our affiliates makes any representation to you as to the performance of Viacom Stock.

                                 We or our subsidiaries may presently or from time to time engage in business with Viacom, including extending loans to, or making equity investments in, Viacom or providing advisory services to Viacom, including merger and acquisition advisory services. In the course of such business, we or our subsidiaries may acquire non-public information with respect to Viacom and, in addition, one or more of our affiliates may publish research reports with respect to Viacom. The statement in the preceding sentence is not intended to affect the rights of holders of the Notes under the securities laws. As a prospective purchaser of a Note, you should undertake an independent investigation of Viacom as in your judgment is appropriate to make an informed decision with respect to an investment in Viacom Stock.

Historical Information........   The following table sets forth the published
                                 high and low Market Price during 1998, 1999, 2000 and during 2001 through January 19,

                                 2001. The Market Price on January 19, 2001 was $58.0625. We obtained the Market Prices listed below from Bloomberg Financial Markets and we believe such information to be accurate. You should not take the historical prices of Viacom Stock as an indication of future performance. We cannot give any assurance that the price of Viacom Stock will increase sufficiently to cause the beneficial owners of the Notes to receive an amount in excess of the principal amount on any Exchange Date or Call Date.

                                    Viacom Stock      High      Low      Close
                                    ------------      ----      ---      -----
                                 (CUSIP 925524100)
                                 1998
                                 First Quarter...   26 29/32  20        26 9/16
                                 Second Quarter..   30 3/16   26 5/16   29 1/4
                                 Third Quarter...   34 11/16  24 5/8    28 3/4
                                 Fourth Quarter..   36 25/32  25 31/32  36 25/32
                                 1999
                                 First Quarter...   45 1/16   36 3/32   41 21/32
                                 Second Quarter..   48 5/16   37 5/16   44 1/8
                                 Third Quarter...   48        39 15/16  43 1/4
                                 Fourth Quarter .   60 7/16   40 9/16   60 7/16
                                 2000
                                 First Quarter...   63        50 1/8    53 7/16
                                 Second Quarter..   70 11/16  48 1/16   68 3/8
                                 Third Quarter...   74 5/8    59 9/16   59 3/4
                                 Fourth Quarter..   59 7/16   44 15/16  47
                                 2001
                                 First Quarter
                                  (through
                                   January 19,
                                   2001).........   58 13/16  45 7/16   58 1/16

                                 Historical prices have been adjusted for a two-for-one stock split that became effective in the second quarter of 1999.

                                 Viacom has not paid cash dividends on Viacom
                                 Stock to date. We make no representation as to the amount of dividends, if any, that Viacom will pay in the future. In any event, as an owner of a Note, you will not be entitled to receive dividends, if any, that may be payable on Viacom Stock.

Use of Proceeds and Hedging...   The net proceeds we receive from the sale of
                                 the Notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the Notes. See also "Use of Proceeds" in the accompanying prospectus.

                                 On or prior to the date of this pricing
                                 supplement, we, through our subsidiaries and others, hedged our anticipated exposure in connection with the Notes by taking positions in Viacom Stock and positions in other instruments in connection with such hedging. Such hedging was carried out in a manner designed to minimize any impact on the price of Viacom Stock. Our purchase activity could have potentially increased the price of Viacom Stock, and therefore effectively have increased the level to which Viacom Stock must rise before you would receive an amount of Viacom Stock worth as much or more than the accreted principal amount of your Notes on any

                                 Exchange Date or Call Date. Through our
                                 subsidiaries, we are likely to modify our hedge position throughout the life of the Notes by purchasing and selling Viacom Stock, options contracts on Viacom Stock listed on major securities markets or positions in other securities or instruments that we may wish to use in connection with such hedging. Although we have no reason to believe that our hedging activity or other trading activities that we, or any of our affiliates, engaged in or may engage in has had or will have a material impact on the price of Viacom Stock, we cannot give any assurance that we have not or will not affect such price as a result of our hedging or trading activities.

ERISA Matters for Pension
Plans And Insurance
Companies.....................   Each fiduciary of a pension, profit-sharing
                                 or other employee benefit plan subject to the Employee Retirement Income Security Act of
                                 1974, as amended ("ERISA") (a "Plan"), should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the Notes Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of
                                 ERISA and would be consistent with the
                                 documents and instruments governing the Plan.

                                 In addition, we and certain of our
                                 subsidiaries and affiliates, including MS &
                                 Co. and Dean Witter Reynolds Inc. ("DWR"), are each to be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code") with respect to many Plans. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Notes are acquired by or with the assets of a Plan with respect to which MS & Co., DWR or any of their affiliates is a service provider, unless the Notes are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

                                 The U.S. Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

                                 Because we are considered a party in interest with respect to many Plans, the Notes may not be purchased or held by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchaser or holder is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or such purchase and holding is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, or holder of the Notes will be deemed to have represented, in its corporate and fiduciary capacity, by its purchase and holding thereof that it either (a) is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or (b) is eligible for exemptive relief or such purchase or holding is not prohibited by ERISA or Section 4975 of the Code.

                                 Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14.

                                 Purchasers of the Notes have exclusive
                                 responsibility for ensuring that their
                                 purchase and holding of the Notes do not violate the prohibited transaction rules of ERISA or the Code.

United States Federal
Taxation......................   The Notes are Optionally Exchangeable Notes
                                 and investors should refer to the discussion under "United States Federal Taxation
                                 --Notes--Optionally Exchangeable Notes" in the accompanying prospectus supplement. In connection with the discussion thereunder, we have determined that the "comparable yield" is an annual rate of 6.0025% compounded semi-annually. Based on our determination of the comparable yield, the "projected payment schedule" for a Note
                                 (assuming a par amount of $1,000 or with respect to each integral multiple thereof) consists of the semi-annual coupons and an additional projected amount due at maturity, equal to $1,492.92.

                                 The comparable yield and the projected
                                 payment schedule are not provided for any purpose other than the determination of United States Holders' interest accruals and adjustments in respect of the Notes, and we make no representation regarding the actual amounts of the payments on a Note.

                                                                        ANNEX A

                          OFFICIAL NOTICE OF EXCHANGE

                                         Dated: [On or after February 24, 2001]

Morgan Stanley Dean Witter & Co.
1585 Broadway
New York, New York 10036

Morgan Stanley & Co. Incorporated, as
  Calculation Agent
1585 Broadway
New York, New York 10036
Fax No.: (212) 761-0674
(Attn: Meghan Maloney)

Dear Sirs:

     The undersigned holder of the Medium Term Notes, Series C, Senior Fixed Rate Notes, 0.25% Exchangeable Notes due January 30, 2008 (Exchangeable for Shares of Class A Common Stock of Viacom Inc.) of Morgan Stanley Dean Witter & Co. (CUSIP No. 617446GF0) (the "Notes") hereby irrevocably elects to exercise with respect to the principal amount of the Notes indicated below, as of the date hereof (or, if this letter is received after 11:00 a.m. on any Trading Day, as of the next Trading Day), provided that such day is prior to the earliest of (i) the last scheduled Trading Day prior to January 30, 2008, (ii) the fifth scheduled Trading Day prior to the Call Date and (iii) in the event of a call for the cash Call Price, the last scheduled Trading Day prior to the MSDW Notice Date, the Exchange Right as described in Pricing Supplement No. 56 dated January 19, 2001 (the "Pricing Supplement") to the Prospectus Supplement dated May 18, 2000 and the Prospectus dated May 18, 2000 related to Registration Statement No. 333-34392. Terms not defined herein have the meanings given to such terms in the Pricing Supplement. Please date and acknowledge receipt of this notice in the place provided below on the date of receipt, and fax a copy to the fax number indicated, whereupon MSDW will deliver, at its sole option, shares of the Class A common stock of Viacom Inc. or cash 3 business days after the Exchange Date in accordance with the terms of the Notes, as described in the Pricing Supplement.

                                         Very truly yours,

                                         _____________________________________
                                         [Name of Holder]


                                         By:__________________________________
                                            [Title]

                                         _____________________________________
                                         [Fax No.]

                                         $____________________________________
                                         Principal Amount of Notes surrendered
                                         for exchange

Receipt of the above Official
Notice of Exchange is hereby acknowledged

MORGAN STANLEY DEAN WITTER & CO., as Issuer

MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent

By MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent


By:___________________________________________
   Title:

Date and time of acknowledgment ______________